Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIEs Announces suspension of trading on the nyse;

expectS to commence trading on otc markets

CHATTANOOGA, Tenn. (November 3, 2020) – CBL Properties was notified by the New York Stock Exchange (“NYSE”) of its determination to commence proceedings to delist the Company’s common stock and to suspend trading of the Company’s common stock (ticker symbol: CBL), the Depositary Shares each representing a 1/10th fractional interest of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (ticker symbol: CBLprD), and the Depositary Shares each representing a 1/10th fractional interest of a share of 6.625% Series E Cumulative Redeemable Preferred Stock (ticker symbol: CBLprE), due to “abnormally low” price levels. The Company intends to appeal the NYSE’s decision.

The Company anticipates that effective November 3, 2020, CBL’s common stock, Depositary Shares representing interest in its Series D Preferred Stock and Depositary Shares representing interest in its Series E Preferred Stock, will commence trading on the OTC Markets, operated by the OTC Markets Group, Inc., under the symbols “CBLAQ,” “CBLDQ” and “CBLEQ,” respectively. The transition to the over-the-counter market will not affect the Company’s business operations. Investors can find quotes for the Company’s common stock on www.otcmarkets.com.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 107 properties totaling 66.7 million square feet across 26 states, including 65 high‑quality enclosed, outlet and open-air retail centers and 8 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information, visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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